Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 25, 2023, with respect to the consolidated financial statements and internal controls over financial reporting of AZZ Inc. included in the Annual Report on Form 10-K for the year ended February 28, 2023, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP
Dallas, Texas
January 10, 2024